Exhibit (a)(1)(x)

CELL THERAPEUTICS, INC.

Pursuant to the Offer to Exchange Shares of Common Stock and Cash

for up to $89,207,250 Aggregate Principal Amount of its Outstanding Convertible Notes

Described in the Table Below (collectively, the “Notes”)

for Exchange Consideration not Greater than $600

nor Less than $550

Per $1,000 Principal Amount of Notes,

Plus Accrued and Unpaid Interest Thereon to be Paid in Common Stock

Outstanding Principal Amount	Title of Securities	CUSIP	Maturity
$55,150,000	4% Convertible Senior Subordinated Notes due 2010	150934AF4	07/01/2010
$23,000,000	5.75% Convertible Senior Notes due 2011	150934AL1 & 150934AM9	12/15/2011
$7,000,000	6.75% Convertible Senior Notes due 2010	150934AH0 & 150934AG2	10/31/2010
$33,458,000	7.5% Convertible Senior Notes due 2011	150934AK3 & 150934AJ6	04/30/2011
$335,000	9.0% Convertible Senior Notes due 2012	150934AN7	03/04/2012

THE EXCHANGE OFFER HAS BEEN AMENDED.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,

ON WEDNESDAY, JUNE 10, 2009,

UNLESS THE EXCHANGE OFFER IS EXTENDED.

May 19, 2009

To Our Clients:

Enclosed for your consideration is an Offer to Exchange, dated as of May 12, 2009 (as amended or supplemented from time to time, the “Offer to Exchange”), and the related Letter of Transmittal (as amended or supplemented from time to time, the “Letter of Transmittal”) and the other related offering documents (as amended or supplemented from time to time and which, together with the Offer to Exchange and the Letter of Transmittal, as they may be amended or supplemented from time to time, constitute the “Exchange Offer”), relating to the offer by Cell Therapeutics, a Washington corporation (the “Company”), to exchange shares of the Company’s common stock, no par value (“Common Stock”), and cash for an aggregate of up to $89,207,250 principal amount of its outstanding Notes. The Company will exchange up to an aggregate of $89,207,250 principal amount of Notes and the Exchange Offer is conditioned on a minimum of $83,260,100 aggregate principal amount of Notes being validly tendered and not withdrawn. For each $1,000 principal amount of Notes, holders will receive consideration with a value not greater than $600 nor less than $550 (the “Exchange Consideration”), with such value determined by the “Modified Dutch Auction” procedure described below, plus accrued and unpaid interest to, but excluding, the settlement date payable in shares of Common Stock as described below. The mix of Exchange Consideration will consist of (i) $200 in cash, and (ii) a number of shares of Common Stock with a value equal to the Exchange Consideration minus $200 (the “Common Stock Portion”, and such number of shares of Common Stock being the “Common Stock Consideration”). The number of shares of Common Stock you receive as part of the Exchange Consideration will equal the quotient obtained by dividing (x) the Common Stock Portion by (y) the average of the daily volume weighted average price of the Common Stock on the national securities exchange on which the Common Stock is listed or quoted for trading as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for the 10 trading days from and including May 19, 2009 to and including June 2, 2009 (the “10-day VWAP”). The Company will announce the 10-day VWAP prior to the opening of trading on June 3, 2009. Accrued and unpaid interest on Notes validly tendered and not withdrawn, up to, but not including, the settlement date, will be exchanged for that number of shares of Common Stock determined by dividing (1) the amount of accrued and unpaid interest on a Note, by (2) the 10-day VWAP, and as further described herein. However, in no event will the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceed 30.63 million shares of Common

Stock (the “Common Stock Limit”). In the event the aggregate number of shares of Common Stock Consideration plus the aggregate number of shares of Common Stock to be exchanged for accrued and unpaid interest exceeds the Common Stock Limit, the Company will terminate the Exchange Offer. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange. The description of the Exchange Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Exchange Offer set forth in the Offer to Exchange and the Letter of Transmittal.

Under the “Modified Dutch Auction” procedure, the Company will determine a single value of Exchange Consideration that it will exchange per $1,000 principal amount of Notes validly tendered and not properly withdrawn from the Exchange Offer, taking into account the total amount of Notes tendered and the range of possible consideration specified by tendering Note holders (each, a “Holder” and together, the “Holders”). The Company will determine the single value of Exchange Consideration per $1,000 principal amount of Notes, which will be the lowest value not greater than $600 nor less than $550 per $1,000 principal amount that will allow the Company to purchase $89,207,250 aggregate principal amount of Notes, or such lesser amount so long as it is equal to or greater than $83,260,100 aggregate principal amount of Notes, validly tendered pursuant to the Exchange Offer and not properly withdrawn.

All Notes exchanged in the Exchange Offer will be exchanged for the same value of Exchange Consideration, including those Notes tendered at a value lower than the value determined by the Company. Only Notes validly tendered at values at or below the value of Exchange Consideration determined by the Company, and not properly withdrawn, will be exchanged. However, due to the proration provisions described in the Offer to Exchange, the Company may not exchange all of the Notes tendered at or below the value of Exchange Consideration determined by the Company if more than the aggregate principal amount of Notes that it seeks to exchange are validly tendered and not properly withdrawn at or below the value determined by the Company. Notes not exchanged in the Exchange Offer will be returned to the tendering Holders at the Company’s expense promptly after the expiration of the Exchange Offer.

The Company reserves the right, in its sole discretion, to terminate the Exchange Offer upon the occurrence of certain conditions more specifically described in Section 10 of the Offer to Exchange, or to amend the Exchange Offer in any respect, subject to applicable law.

The $89,207,250 aggregate principal amount of the Notes that the Company is seeking to exchange represents approximately 75% of the total aggregate outstanding principal amount of the Notes.

The Exchange Offer is conditioned on a minimum of $83,260,100 aggregate principal amount of Notes being tendered. In addition, the Exchange Offer is subject to certain other conditions. See Section 10, “Conditions of the Exchange Offer” of the Offer to Exchange.

We are the owner of record of Notes held for your account. As such, we are the only ones who can tender your Notes, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER NOTES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Notes we hold for your account on the terms and subject to the conditions of the Exchange Offer. Please note the following:

1. You should read carefully the Offer to Exchange, the Letter of Transmittal and other offering documents provided before instructing us to tender your Notes, specifying any value(s) of Exchange Consideration in respect thereof, and the order of tender in the case of proration, if desired.

2. If you desire to tender any Notes pursuant to the Exchange Offer and receive the value of Exchange Consideration determined by the Company, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.

3. The Company’s obligation to deliver the Exchange Consideration determined by the Company for tendered Notes is subject to satisfaction of certain conditions set forth in Section 10, “Conditions of the Exchange Offer” in the Offer to Exchange.

4. Please be sure to specify the value of Exchange Consideration within the Consideration Range, if any, of any Notes being tendered. Alternatively, if you wish to maximize the chance that the Company will exchange your Notes, you should refrain from specifying a value at which you are tendering your Notes, in which case, you will accept the value of Exchange Consideration determined by the Company in the Exchange Offer. You should understand that not specifying a value of Exchange Consideration at which your Notes are being tendered may have the effect of lowering the value of Exchange Consideration paid for Notes in the Exchange Offer and could result in your Notes being exchanged at the minimum value of $550 per $1,000 principal amount.

If you wish to tender any or all of your Notes and to specify value(s) of Exchange Consideration within the Consideration Range (or, alternatively, to refrain from specifying a value at which you are tendering your Notes, in which case, you will accept the value determined by the Company in the Exchange Offer) pursuant to the Exchange Offer, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. The accompanying Letter of Transmittal is for your information only; you may not use it to tender Notes we hold for your account.

The Exchange Offer is being made solely under the Offer to Exchange and the related Letter of Transmittal and is being made to all Holders of record of the Company’s Notes. The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, Holders of Notes residing in any jurisdiction in which the making of the Exchange Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Exchange Offer by Cell Therapeutics, Inc. with respect to the Notes.

This will instruct you to tender the principal amount of the Notes indicated below at the value(s) of Exchange Consideration (if any) specified below held by you for the account of the undersigned, pursuant to the terms and conditions set forth in the Offer to Exchange and the related Letter of Transmittal.

Series of Notes*	Principal Amount of Notes Tendered**	Value of Exchange Consideration per $1,000 Principal Amount in Increments of $5 (not greater than $600 or less than $550)***

Indicate in this box the order (by certificate number) in which Notes are to be exchanged in the event of proration. If you do not designate an order, in the event less than all Notes tendered are exchanged due to proration, Notes will be selected for exchange by the Depositary. Attach additional signed list if necessary.

1st:	2nd:	3rd:
4th:	5th:

*      Enter the Series of Notes being tendered.

**    Unless otherwise indicated, it will be assumed that the entire aggregate principal amount of Notes held by us for your account is being tendered.

***  The value of Exchange Consideration must be in multiples of $5 per $1,000 principal amount, and not greater than $600 nor less than $550 per $1,000 principal amount in accordance with the terms of the Exchange Offer. Alternatively, if the Holder wishes to maximize the chance that the Company will exchange such Holder’s Notes, the Holder should refrain from specifying the value of Exchange Consideration at which the Holder is tendering, in which case, the Holder will accept the value of Exchange Consideration selected by the Company in the Exchange Offer. Each Holder of Notes should understand that not specifying the value at which the Notes are being tendered may have the effect of lowering the value of Exchange Consideration for Notes in the Exchange Offer and could result in such Holder’s Notes being exchanged at the minimum value of $550 per $1,000 principal amount.

The method of delivery of this document is at the election and risk of the tendering Holder of Notes. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has approved the Exchange Offer. However, neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary makes any recommendation to Holders as to whether they should tender or refrain from tendering their Notes or as to the value or values of Exchange Consideration at which any Holder may choose to tender Notes. Neither the Company, nor any member of its Board of Directors, the Financial Advisor, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Exchange Offer. Holders should carefully evaluate all information in the Offer to Exchange, consult their own investment and tax advisors and make their own decisions about whether to tender Notes and, if so, the aggregate principal amount of Notes to tender and the value or values of Exchange Consideration at which to tender.

PLEASE COMPLETE AND SIGN HERE

Signature(s):

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Date: